Exhibit 99.1

Press Release	Source: Liberator Medical Holdings, Inc.

Liberator Medical Reports Revenue of $18.6 Million for its Fiscal First Quarter Ended December 31, 2013

Wednesday, February 12, 8:00 am ET

The Company Reports Net Income of $2.1 Million, or $0.04 per share, for the Quarter

STUART, Fla., February 12, 2014 (NEWSWIRED) -- Liberator Medical Holdings, Inc. (NYSE MKT - LBMH - News) today announced the financial results for its fiscal first quarter ended December 31, 2013. Financial highlights are summarized below:

Dollars in thousands	Q1 FY2014	Q1 FY2013	Change

Net sales	$18,637	$17,551	6.2%

Gross profit	11,755	10,978	7.1%

Operating income	3,500	2,258	55.0%

Net income	$2,120	$1,352	56.8%

Net sales for the three months ended December 31, 2013, increased by $1,086,000, or 6.2%, to $18,637,000, compared with net sales of $17,551,000 for the three months ended December 31, 2012.  The increase in net sales was due to our continued emphasis on our direct response advertising campaign to acquire new customers and on customer service to maximize the reorder rates for our recurring customer base.

Gross profit for the three months ended December 31, 2013, increased by $777,000, or 7.1%, to $11,755,000, compared with gross profit of $10,978,000 for the three months ended December 31, 2012.  The increase is attributed to increased sales volumes and a reduction in product costs for the three months ended December 31, 2013, compared with the three months ended December 31, 2012.

Income from operations for the three months ended December 31, 2013, increased by $1,242,000, or 55.0%, to $3,500,000, compared with the three months ended December 31, 2012. The increase in operating income is attributed to increased gross profit driven by our increased sales volumes at reduced levels of operating expenses.

Net income for the first quarter of fiscal year 2014 was $2,120,000, or $0.04 per diluted share, compared with net income of $1,352,000, or $0.03 per diluted share, for the first quarter of fiscal year 2013.

The Company had cash of $12,195,000 at December 31, 2013, compared with cash of $12,453,000 at September 30, 2013, a decrease of $258,000. The decrease in cash for the three months ended December 31, 2013, was due to $1,518,000 of cash used in financing activities, primarily cash dividends paid to shareholders, and $47,000 of net cash used in investing activities, partially offset by $1,307,000 of cash provided by operating activities.

Other Significant Events for the First Quarter of Fiscal Year 2014

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On November 20, 2013, the Company’s common stock was listed and began trading on the NYSE MKT exchange, increasing visibility and shareholder liquidity.

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During the first quarter of fiscal year 2014, the Company declared a quarterly cash dividend of $0.03 per common share.

Mark Libratore, the Company's President and CEO, commented, "Our financial results for the first quarter of fiscal year 2014 demonstrate our continued emphasis on growing our customer base, increasing our earnings, and improving our operating margins. The cash generated from our operations provides a quarterly cash dividend to our shareholders and the flexibility for the Company to grow through a combination of our direct response advertising efforts and strategic acquisitions that allow us to acquire new customers at competitive rates.

We will continue to manage the levels of our direct response advertising spend, implement process improvements, and explore potential acquisition targets to grow our business and increase operating margins during fiscal year 2014."

Stay up-to-date with current events by visiting Liberator Medical's website at www.liberatormedical.com or by joining the Company’s E-Mail Alert List. Join by clicking the following link www.LBMH-IR.com

About Liberator Medical Holdings, Inc.

Liberator Medical Holdings, Inc.'s subsidiary, Liberator Medical Supply, Inc., established the Liberator brand as a leading national direct-to-consumer provider of quality medical supplies to Medicare-eligible seniors. Accredited by The Joint Commission, our Company’s unique combination of marketing, industry expertise and customer service has demonstrated success over a broad spectrum of chronic conditions. Liberator is recognized for offering a simple, reliable way to purchase medical supplies needed on a regular, ongoing, repeat-order basis, with the convenience of direct billing to Medicare and private insurance. Liberator's revenue primarily comes from supplying products to meet the rapidly growing requirements of general medical supplies, diabetes supplies, catheters, ostomy supplies and mastectomy fashions . Liberator communicates with patients and their doctors on a regular basis regarding prescriptions and supplies. Customers may purchase by phone, mail or internet, with repeat orders confirmed with the customer and shipped when needed.

Safe Harbor Statement

In this press release and in related comments by our management, our use of the words "expect," "anticipate," "possible," "potential," "target," "believe," "commit," "intend," "continue," "may," "would," "could," "should," "project," "projected," "positioned" or similar expressions is intended to identify forward-looking statements that represent our current judgment about possible future events. We believe these judgments are reasonable, but these statements are not guarantees of any events or financial results, and our actual results may differ materially due to a variety of important factors. Such risks and uncertainties may include, but are not limited to, regulatory limitations on the medical industry in general, working capital constraints, fluctuations in customer demand and commitments, fluctuation in quarterly results, introduction of new services and products, commercial acceptance and viability of new services and products, pricing and competition, reliance upon subcontractors and vendors, the timing of new technology and product introductions, and the risk of early obsolescence of our products. Liberator's most recent annual report on Form 10-K and quarterly reports on Form 10-Q provide information about these and other factors, which we may revise or supplement in future reports filed with the Securities and Exchange Commission.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

As of December 31, 2013 (unaudited) and September 30, 2013

(In thousands, except dollar per share amounts)

	December 31, 2013	September 30, 2013
Assets
Current Assets:
Cash	$12,195	$12,453
Accounts receivable, net of allowances of $4,745 and $4,502, respectively	9,589	7,836
Inventory, net of allowance for obsolete inventory of $321 and $308, respectively	2,482	2,187
Deferred tax assets	2,112	2,067
Prepaid and other current assets	626	219
Total Current Assets	27,004	24,762
Property and equipment, net of accumulated depreciation of $3,637 and $3,492, respectively	944	1,044
Deferred advertising, net	23,311	22,705
Intangible assets, net of accumulated amortization of $194 and $169, respectively	388	414
Other assets	170	174
Total Assets	$51,817	$49,099

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$6,381	$4,915
Accrued liabilities	1,569	1,354
Dividends payable	1,572	1,569
Income tax payable	1,681	1,195
Other current liabilities	93	111
Total Current Liabilities	11,296	9,144
Deferred tax liabilities	8,487	8,561
Credit line facility	1,500	1,500
Other long-term liabilities	51	63
Total Liabilities	21,334	19,268

Stockholders’ Equity:
Common stock, $.001 par value, 200,000 shares authorized, 52,757 and 52,637 shares issued, respectively; 52,403 and 52,283 shares outstanding at December 31, 2013, and September 30, 2013, respectively	53	53
Additional paid-in capital	35,215	35,111
Accumulated deficit	(4,305)	(4,853)
Treasury stock, at cost; 354 shares at December 31, 2013, and September 30, 2013	(480)	(480)
Total Stockholders’ Equity	30,483	29,831
Total Liabilities and Stockholders’ Equity	$51,817	$49,099

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

For the three months ended December 31, 2013 and 2012

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended December 31,
	2013	2012

Net Sales	$18,637	$17,551

Cost of Sales	6,882	6,573

Gross Profit	11,755	10,978

Operating Expenses:
Payroll, taxes and benefits	3,657	3,843
Advertising	2,326	2,203
Bad debts	824	1,278
Depreciation and amortization	171	164
General and administrative	1,277	1,232
Total Operating Expenses	8,255	8,720

Income from Operations	3,500	2,258

Other Expenses	(13)	(21)

Income before Income Taxes	3,487	2,237

Provision for Income Taxes	1,367	885

Net Income	$2,120	$1,352

Basic earnings per share:
Weighted average shares outstanding	52,358	48,147
Earnings per share	$0.04	$0.03

Diluted earnings per share:
Weighted average shares outstanding	53,228	52,143
Earnings per share	$0.04	$0.03

Dividends declared per common share	$0.03	$-

See accompanying notes to unaudited condensed consolidated financial statements.

Liberator Medical Holdings, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

For the three months ended December 31, 2013 and 2012

(Unaudited)

(in thousands)

	Three Months Ended December 31,
	2013	2012
Cash flow from operating activities:
Net Income	$2,120	$1,352
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,482	2,310
Equity based compensation	32	10
Provision for doubtful accounts and contractual adjustments	1,027	1,335
Deferred income taxes	(120)	805
Reserve for inventory obsolescence	13	53
Changes in operating assets and liabilities:
Accounts receivable	(2,779)	(169)
Deferred advertising	(2,918)	(2,753)
Inventory	(307)	148
Other assets	(402)	(57)
Accounts payable	1,952	(2,013)
Accrued liabilities	215	393
Other liabilities	(8)	3
Net Cash Flow Provided by Operating Activities	1,307	1,417

Cash flow from investing activities:
Purchase of property and equipment	(51)	(308)
Proceeds from sale of property and equipment	4	-
Net Cash Flow Used in Investing Activities	(47)	(308)

Cash flow from financing activities:
Proceeds from employee stock purchase plan	-	13
Proceeds from exercise of employee stock options	72	-
Cash dividends paid	(1,569)	-
Payments of capital lease obligations	(22)	(17)
Net Cash Flow Used in Financing Activities	(1,518)	(4)

Net increase (decrease) in cash	(258)	1,105

Cash at beginning of period	12,453	3,326
Cash at end of period	$12,195	$4,431

Supplemental disclosure of cash flow information:
Cash paid for interest	$15	$21
Cash paid for income taxes	$1,000	$5

Supplemental schedule of non-cash financing activities:
Cash dividends declared, but not yet paid	$1,572	$-

See accompanying notes to unaudited condensed consolidated financial statements.

Contacts:

Individual Investor Relations Contact

WSR Communications

772-219-7525

IR@WSRcommunications.com

http://wsrcommunications.ir.stockpr.com/liberatormedical

Institutional Investor Contact

Lyn Davis

Littlebanc Advisors, LLC

561-948-3005

ld@littlebanc.com

www.littlebanc.com

Source: Liberator Medical Holdings, Inc.